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                                                                    EXHIBIT 99.1

WEDNESDAY FEBRUARY 21, 8:00 AM EASTERN TIME

PRESS RELEASE

CONOCO AUTHORIZES STOCK BUYBACK PLAN

HOUSTON--Feb. 21, 2001--Conoco today announced its Board of Directors has authorized a new $1 billion stock buyback program over a three-year period.

Class A and B share repurchases will be made from time to time in the open market or possibly, under certain circumstances, through private transactions, as the company's financial condition and market conditions warrant. At current stock prices, approximately 5.7 percent of Conoco's 624 million shares outstanding could be repurchased.

This new program replaces an existing stock buyback program intended solely to offset the dilution associated with employee compensation plans. Under the new program, Conoco will have greater financial flexibility to more effectively take advantage of favorable market conditions.

Commenting on the program, Conoco chairman and CEO Archie W. Dunham said: "We are committed to increasing shareholder value while maintaining capital discipline. The flexibility of this new program gives us another tool to address growth initiatives while enhancing shareholder value."

Conoco is a major, integrated energy company active in more than 40 countries.

Contact:

         Conoco, Houston
         Sondra Fowler, 281/293-4595
         http://www.conoco.com



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